UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PRUSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): September 9, 2015

INTERPHASE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Texas

(State or Other Jurisdiction of Incorporation)

1-35267	75-1549797

(Commission File Number)	(IRS Employer Identification No.)

4240 International Parkway, Suite 105, Carrollton, Texas	75007

(Address of Principal Executive Offices)	(Zip Code)

(214) 654-5000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(C))

Item 1.01. Entry into a Material Definitive Agreement.

On September 9, 2015, Interphase Corporation (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with Nokia Solutions and Networks Oy (“Nokia”) under which the Company agreed to sell to Nokia the rights to specific inventory, testing devices, machines, fixed assets, fixtures and other assets, intellectual property, software programs and firmware, embedded software and other software required for development, manufacturing, testing, operation and repair, source code level system documentation, comment and procedural code (the “Assets”) related to the specific networking products commonly known as SCNAM-B and SCNAM-C (the “Products”) for an aggregate purchase price of $833,000 in cash (the “Purchase Price”). Under the Agreement, the Assets will be transferred and the Purchase Price will be paid at a closing, which is scheduled for September 23, 2015, but which may be changed by the parties’ agreement (the “Closing”).

The Products, which would have otherwise generated a substantial part of the future revenues for the Company’s communications networking business, are those that the Company regularly sells to Nokia, and the Assets (including intellectual property rights) relate to the development and production of those Products. The Products are sold to Nokia under an existing product-purchase agreement between the Company and Nokia that was entered into in the ordinary course of business. By selling the Assets to Nokia under the Agreement, the Company will no longer be able to produce and sell those particular Products to Nokia and derive revenues from such sales. The Company’s quarterly gross margins from sales of the Products have ranged from approximately 60% of the Purchase Price a year ago to approximately 30% of the Purchase Price in the Company’s most recently completed fiscal quarter. The Company expects gross margin contribution from the Products would have continued to decrease in the future. The Company believes that the sale of the Assets (1) is more beneficial to the Company than the exercise by Nokia of certain rights they secured regarding the Assets under existing product-development and product-purchase agreements, which likely would have resulted only in an immaterial manufacturing information packaging fee and certain future royalties to the Company, and (2) will benefit the Company by, in part, effecting the Company’s transition from its communications networking business to its penveu-related business and, if the Closing occurs, by the Company’s receipt of cash that it can use to pursue its penveu-related business.

The Agreement contains commercially typical representations and warranties, covenants, and indemnification obligations of the parties. Under the Agreement, the Closing is subject to various customary closing conditions, which include (among other things) the termination of the existing agreements between the Company and Nokia.

The Agreement may be terminated before the Closing by mutual agreement of the Company and Nokia or by either the Company or Nokia if (1) the other party breaches any of its representations, warranties, covenants, or agreements in the Agreement and such breach is not cured within five days after written notice of such breach, or (2) any condition precedent to the Closing is not satisfied, or it appears that that any such condition will not be satisfied, in either case for any reason other than the terminating party’s breach, by September 25, 2015.

The foregoing description of the Agreement is a summary and is qualified in its entirety by reference to the Agreement itself, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interphase Corporation

	By:	/s/ Jennifer J. Kosharek
Date: September 11, 2015	Title:	Chief Financial Officer, Secretary Vice President of Finance and Treasurer